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                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE


                    HARVEY ENTERTAINMENT ANNOUNCES COMPLETION
                     OF DUE DILIGENCE WITH CLASSIC MEDIA LLC



Los Angeles, September 29, 2000--- The Harvey Entertainment Company (Nasdaq :HRVY) today announced the completion of due diligence by Classic Media LLC on its previously announced investment in the Company, and a minor amendment to the terms of the transaction.

In August, Harvey and Classic Media signed a Letter of Intent for the investment by Classic Media of $26 million in cash and the contribution of all outstanding stock of UPA Industries, Inc. (owner of the Mr. Magoo character) in exchange for a new $30 million issue of 7% cumulative Convertible Preferred Stock convertible into Common Stock of Harvey at $3.00 per share. The Letter of Intent was subject to due diligence and other conditions. In connection with completion of Classic Media's due diligence, the parties have agreed to the reduction of the conversion price of the new Preferred Stock to $2.85 per share. In addition, the parties have agreed to the reduction in the conversion price for a portion of the new stock to be issued to the holders of existing preferred stock from $3.00 per share to $2.85 per share.

Completion of the transaction continues to be subject to shareholder votes, receipt of fairness opinions and regulatory approvals.

The Harvey Entertainment Company is a diversified entertainment company engaged in the management and exploitation of branded characters through merchandising, licensing and all entertainment media. Harvey has an entertainment library consisting of over 150 motion pictures and 165 television episodes, including 91 episodes of Harvey Classic animation. Through its PM Entertainment subsidiary, Harvey is involved in the production and distribution of motion pictures and television. The Harvey Classic Characters brands include hundred of characters, such as Casper, the Friendly Ghost; Hot Stuff; Bunny; Richie Rich; Wendy the Witch; Herman and Katnip and many more. For more information visit the Company's web site at http://www.harvey.com.

Classic Media LLC is a New York based company engaged in the acquisition and management of entertainment properties.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements involve risks and uncertainties, including timely development and upgrades to existing products, the impact of competitive products and pricing, and other risks detailed from time to time





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in the Company's filing with the Securities and Exchange Commission (SEC). In particular, the Company's Form 10-K filed with the SEC in 2000 for the year ended December 31, 1999.


Contacts:

Company                      Investor Relations            Media
-------                      ------------------            -----
Glenn R. Weisberger          Joe Jiffoni                David Bowers
Harvey Entertainment         Jiffoni & Collins          Harvey Entertainment
310-444-4100                 212-835-8500               310-444-4100
                             hrvy@jcir.com              dbowers@harvey.com
                             -------------